Exhibit 23.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of ABVC Biopharma, Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 15, 2021 relating to the consolidated financial statements of ABVC Biopharma, Inc. and its subsidiaries, and to the references to us under the heading “Experts”, which appear in ABVC Biopharma, Inc.’s Form S-1 Registration Statement (File No. 333-255112), as amended on July 29, 2021.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
August 3, 2021